UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PEDIATRIX MEDICAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	001-12111	65-0271219
(State of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

1301 Concord Terrace Sunrise, Florida		33323
(Address of principal executive offices)		(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box ☒

Securities Act registration statement file number to which this form relates: ___________ (if applicable)

Securities to be registered pursuant to Section 12 (g) of the Act: Preferred Share Purchase Rights

                                                                                                                               (Title of Class)

This Form 8-A/A (Amendment No. 2) amends and supplements the information set forth in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) by Pediatrix Medical Group, Inc., a Florida corporation (the “Company”), on April 6, 1999 as amended by Amendment No. 1 to the Form 8-A filed with the SEC by the Company on April 27, 2006.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1	Description of Registrant’s Securities to be Registered

The Company and Computershare Trust Company N.A. (successor rights agent to BankBoston, N.A.) (the “Rights Agent”), entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement dated as of March 31, 1999 as amended by the Certificate of Adjustment dated April 27, 2006 (such agreement as amended, the “Rights Agreement”) between the Company and the Rights Agent, in order to clarify the definition of Independent Director. The Amendment confirms, among other things, that an Independent Director, for purposes of the Rights Agreement, may include a director who otherwise meets the test of independence set forth in the Rights Agreement, despite the fact that such director was elected with the support of an Acquiring Person (as defined in the Rights Agreement) or other directors who are not Independent Directors.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 4.2 and is incorporated herein by reference, and to the Rights Agreement, which was attached as Exhibit 4.1 to the Form 8-K filed by the Company on March 31, 1999 and is incorporated herein by reference.

Item 2	Exhibits

Exhibit No.	Description

4.1	Rights Agreement, dated as of March 31, 1999, between the Company and BankBoston, N.A., as rights agent including the form of Articles of Designations of Series A Junior Participating Preferred Stock and the form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 31, 1999).

4.2	Amendment No. 1, dated March 28, 2008, to Rights Agreement, dated March 31, 1999, between the Company and Computershare Trust Company N.A. (successor rights agent to BankBoston, N.A.), as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 28, 2008).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

PEDIATRIX MEDICAL GROUP, INC.

Date: March 28, 2008	By:	/s/ Karl B. Wagner
Name: Karl B. Wagner
Title: Chief Financial Officer